EXHIBIT 22.1
                                                     ------------




       SUBSIDIARIES OF MECHANICAL TECHNOLOGY INCORPORATED
       --------------------------------------------------

                                             Jurisdiction of
                                             Incorporation or
Subsidiary Name                                Organization
---------------                              ----------------
Turbonetics Energy, Inc.                     New York

Ling Electronics, Inc.                       United Kingdom

United Telecontrol Electronics, Inc. 1       New Jersey

     UTE Microwave, Inc. 2                   New Jersey

ProQuip International, Inc. 3                Guam

Ling Electronics, Inc.                       California













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     1United Telecontrol Electronics, Inc. ("UTE") is a wholly-
owned subsidiary of the registrant which filed for Chapter 11 bankruptcy protection under the Federal Bankruptcy Code in April 1994. During October 1994, UTE commenced an orderly liquidation which was pending as of the date of this report.

     2United Telecontrol Electronics, Inc. owns 60% of the outstanding stock of UTE Microwave, Inc.; the remaining shares are owned by unrelated parties.

     3ProQuip International, Inc. was a wholly-owned subsidiary of ProQuip, Inc. prior to Company sale of ProQuip in November 1994;
pursuant to the sale of ProQuip, Inc., the Company retained ProQuip International, Inc.